Exhibit 99.1
FOR IMMEDIATE RELEASE
OPNEXT ADOPTS SHAREHOLDER RIGHTS PLAN TO PROTECT USE OF
NET OPERATING LOSSES
Fremont, CA — June 19, 2009 — The Board of Directors of Opnext, Inc. (NASDAQ: OPXT) has adopted a shareholder rights plan designed to protect Opnext’s net operating loss carryforwards and other related tax attributes (NOLs) which the Board of Directors considers to be a valuable asset that could be used to reduce future potential federal and state income tax obligations and that ultimately could inure to the benefit of Opnext and its stockholders. The rights are designed to deter stock accumulations made without prior approval from the Board of Directors that would trigger an “ownership change,” as that term is defined in Section 382 of the Internal Revenue Code, with the result of limiting the availability of future use of the NOLs to Opnext. The rights plan is not being adopted in response to any known accumulation of shares of Opnext stock.
To implement the rights plan, the Board of Directors has declared a dividend distribution of one preferred stock purchase right on each outstanding share of common stock of Opnext. Subject to limited exceptions, the rights will be exercisable if a person or group acquires 4.99% or more of Opnext’s common stock or announces a tender offer for 4.99% or more of the common stock. Under certain circumstances, each right will entitle stockholders to buy one one-hundredth of a share of newly created series A junior participating preferred stock of Opnext at an exercise price of $17.00. Opnext’s Board of Directors will be entitled to redeem the rights at a price of $0.01 per right at any time before a person has acquired 4.99% or more of the outstanding common stock.
The rights plan includes a procedure whereby the Board of Directors will consider requests to exempt certain proposed acquisitions of common stock from the applicable ownership trigger if the Board of Directors determines that the requested acquisition will not limit or impair the availability of future use of the NOLs to Opnext. The rights will expire on June 22, 2012 or earlier, upon the closing of a merger or acquisition transaction that is approved by the Board of Directors prior to the time at which a person or group acquires 4.99% or more of Opnext’s common stock or announces a tender offer for 4.99% or more of the common stock, or if the Board of Directors determines that the NOLs have been fully utilized or are no longer available under Section 382 of the Internal Revenue Code. Opnext will submit the continuation of the rights plan for stockholder approval at the next annual meeting of stockholders. The rights plan will terminate if Opnext stockholder approval is not obtained.
If a person acquires 4.99% or more of the outstanding common stock of Opnext, each right will entitle the right holder to purchase, at the right’s then-current exercise price, a number of shares of common stock having a market value at that time of twice the right’s exercise price. We refer to the person who acquired 4.99% or more of the outstanding common stock of Opnext as the “acquiring person”. Existing stockholders of Opnext who already own 4.99% or more of the outstanding common stock of Opnext would only be an “acquiring person” if they acquired additional shares of common stock. Rights held by the acquiring person will become void and will not be exercisable. If Opnext is acquired in a merger or other business combination transaction which has not been approved by the Board of Directors, each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of shares of the acquiring company’s common stock having a market value at that time of twice the right’s exercise price.
The dividend distribution to establish the new rights plan will be payable to stockholders of record on June 22, 2009. The rights distribution is not taxable to stockholders.
Forward-looking Statements:
Statements made in this press release include forward-looking statements regarding the future availability of net operating loss carryforwards. These statements involve risks and uncertainties that may cause the Company to be unable to realize any future benefit from the net operating loss carryforwards, including any assumption the Company will have taxable income from its results of operations.
In addition, other factors that could impact the Company’s operating results and ultimately the amount of taxable income, if any, including: the impact of rapidly changing technologies; the impact of competition on product development and pricing; the ability of Opnext to source critical parts and to react to changes in general industry and market conditions, including regulatory developments; expenses associated with litigation; rights to intellectual property; market trends and the adoption of industry standards; the ability of Opnext to integrate, and realize the value from, the acquisition of StrataLight Communications, Inc.; and consolidations within or affecting the optical modules and components industry. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in Opnext’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on June 15, 2009, as amended. In providing forward-looking statements, the Company expressly disclaims any obligation to update these statements, publicly or otherwise, whether as a result of new information, future events or otherwise, except to comply with applicable federal and state securities laws.
About Opnext
Opnext (NASDAQ:OPXT) is the optical technology partner of choice supplying systems providers and OEMs worldwide with the industry’s largest portfolio of 10G and higher next generation optical products and solutions. The Company’s industry expertise, future-focused thinking and commitment to research and development combine in bringing to market the most advanced technology to the communications, defense, security and biomedical industries. Formed out of Hitachi, Opnext has built on more than 30 years experience in advanced technology to establish its broad portfolio of solutions and solid reputation for excellence in service and delivering value to its customers. For additional information, visit www.opnext.com.
CONTACTS:
Doug Dean
Opnext, Inc. — Investor Relations
732-544-3212
DDean@Opnext.com
Rebecca B. Andersen
Opnext, Inc. — Corporate Communications
510-249-6038
RAndersen@Opnext.com